Exhibit 99.1

FOR IMMEDIATE RELEASE

HarborOne Bancorp, Inc. Announces 2022 Hybrid Annual Meeting Information

BROCKTON, MA – January 31, 2022 – HarborOne Bancorp, Inc. (the “Company”) (NASDAQ: HONE), announced today that the Company’s 2022 annual meeting of shareholders (the “Annual Meeting”) will be held on May 18, 2022 at 10:00 a.m. local time, at Lombardo’s Restaurant in Randolph, Massachusetts. Shareholders of record of the Company’s common stock as of the close of business on March 22, 2022 are entitled to vote at the Annual Meeting. The Company’s shareholders eligible to vote at the Annual Meeting will also be able to participate in the Annual Meeting by means of remote communication. Additional information regarding the Annual Meeting, including how to participate by means of remote communication, will be provided in the Company’s proxy statement.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 30 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with content and classes available on personal finance and small business delivered virtually as well as at community locations throughout Massachusetts and Rhode Island. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with offices throughout Massachusetts, Rhode Island, and New Hampshire and is licensed in seven additional states.

Contact: Linda Simmons, EVP, CFO (508) 895-1379